CCC INFORMATION SERVICES GROUP INC. NAMES INTERIM CFO

CHICAGO, APRIL 20, 2004 - CCC Information Services Group Inc. (Nasdaq: CCCG) announced today it has named David L. Harbert as interim chief financial officer, effective May 1, following the departure of Reid Simpson on April 30. Harbert immediately joins the company in an advisory role prior to formally assuming the responsibilities of interim chief financial officer on May 1.

"CCC is fortunate to have Dave join our organization as interim CFO," said Githesh Ramamurthy, CCC's chairman and CEO. "His extensive experience in providing financial leadership to organizations of varying sizes will be a great asset for CCC. As we focus on finding the right long-term individual to build on our momentum, Dave will work with CCC's capable and experienced financial management team to assure a smooth transition and help maintain our strong financial position."

Harbert, with more than 30 years of broad financial leadership experience in the software and manufacturing industries, has most recently served as CFO for several portfolio companies of Citigroup Venture Capital, including FastenTech, Inc., Paper-Pak Products, Inc., and Delco Remy International, Inc.

"I'm excited to join CCC as interim CFO," said Harbert. "CCC has demonstrated solid performance in recent years and shows great potential for growth. My efforts will center on continuing to create value for shareholders, while supporting CCC's corporate vision."

Harbert has also served as CFO for several publicly traded companies, including Applied Power, Inc., a diversified manufacturer and SSA, Inc., a software company. Additionally, Harbert has held executive positions with Tenneco Automotive and GenCorp.

ABOUT  CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit CCC's Web site at www.cccis.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company's filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company's obligations, the outcome of certain legal proceedings, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.